                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               HADCO CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2), or Item 22(a)(2) of
    Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:


/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                               HADCO CORPORATION


                               12A MANOR PARKWAY
                           SALEM, NEW HAMPSHIRE 03079
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To The Stockholders:

     The Annual Meeting of Stockholders of Hadco Corporation, a Massachusetts corporation, will be held on Wednesday, February 28, 1996 at 10:00 A.M. at 100 Federal Street, Boston, Massachusetts, for the following purposes:

     1. To fix the number of directors at nine (9) and to elect a Board of Directors for the ensuing year.

     2. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the fiscal year ending October 26, 1996.

     3. To consider and act upon a proposal to amend the Corporation's Restated Articles of Organization to increase the number of authorized shares of Common Stock, $.05 par value (the "Common Stock"), from 25,000,000 shares to 100,000,000 shares.

     4. To consider and act upon a proposal to approve the Hadco Corporation Non-Qualified Stock Option Plan of November 29, 1995.

     5. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on Wednesday, January 3, 1996, the record date fixed by the Board of Directors for such purpose.

                                            By Order of the Board of Directors,

                                            JAMES C. HAMILTON,
                                            Clerk

January 17, 1996
--------------------------------------------------------------------------------

     STOCKHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL
--------------------------------------------------------------------------------

                               HADCO CORPORATION

                               12A MANOR PARKWAY
                           SALEM, NEW HAMPSHIRE 03079
                         ------------------------------

                                PROXY STATEMENT
                                JANUARY 17, 1996

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Hadco Corporation (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, February 28, 1996, at 10:00 A.M., at 100 Federal Street, Boston, Massachusetts.

     Only stockholders of record as of the close of business on January 3, 1996 will be entitled to vote at the meeting and any adjournments thereof. As of that date, 9,997,221 shares of Common Stock of the Corporation were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder delivering a proxy has the right to revoke it by written notice to the Clerk at any time before it is exercised.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended October 28, 1995, is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about January 26, 1996.

     The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote, and votes withheld will not be counted toward the achievement of a plurality. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval, except that the proposal to amend the Restated Articles of Organization of the Corporation requires the affirmative vote of at least two-thirds of all outstanding shares of Common Stock of the Corporation. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated, except that broker "non-votes" have the practical effect of a vote "against" the proposal to amend the Restated Articles of Organization of the Corporation.

     Each of the persons named as proxies in the proxy is a director and officer of the Corporation. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Board of Directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. The proxies will be voted as stated below and under "Election of

Directors." In addition to the election of directors, the stockholders will also consider and vote upon a proposal to amend the Corporation's Restated Articles of Organization to increase the number of shares of authorized Common Stock from 25,000,000 shares to 100,000,000 shares. The stockholders will also consider and vote upon a proposal to approve the Corporation's Non-Qualified Stock Option Plan of November 29, 1995. Finally, the stockholders will act upon a proposal to ratify the selection of auditors. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of January 3, 1996, the name of each person who, to the knowledge of management, beneficially owned more than 5% of the 9,997,221 shares of Common Stock of the Corporation outstanding at such date, the number of shares owned by each of such persons, and the percentage of the outstanding shares represented thereby.

                                                             AMOUNT AND NATURE
                      NAME AND ADDRESS OF                      OF BENEFICIAL         PERCENT OF
                       BENEFICIAL OWNER                        OWNERSHIP(1)            CLASS
                      -------------------                    -----------------       ----------
    Horace H. Irvine II....................................      1,150,712(2)           11.5%
      c/o Hadco Corporation
      12A Manor Parkway
      Salem, New Hampshire 03079
    Dimensional Fund Advisors Inc. ........................        586,100(3)            5.9
      1299 Ocean Avenue, 11th Floor
      Santa Monica, CA 90401

---------------

(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.

(2) Does not include 386,008 shares held in irrevocable trusts for the benefit of members of Horace H. Irvine II's family. Mr. Irvine, who is not a trustee of such trusts, disclaims beneficial ownership of such 386,008 shares. James C. Hamilton, Clerk and General Counsel to the Corporation, Lawrence Coolidge, a Director of the Corporation, and Gilbert M. Roddy, Jr. are co-trustees of these irrevocable trusts. Horace H. Irvine II retains no voting or dispositive power with respect to these shares. All voting rights under these trusts reside in Messrs. Hamilton, Coolidge and Roddy, who have the right to dispose of such shares. Messrs. Coolidge and Hamilton own 8,000 and 15,350 shares, respectively, as individuals, in addition to the shares they hold as co-trustees. Mr. Coolidge's 8,000 shares include 3,000 shares issuable upon the exercise of stock options that will become exercisable within 60 days of January 3, 1996.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has sole dispositive power with respect to these 586,100 shares and sole voting power with respect to 409,400 of these 586,100 shares; the officers of Dimensional who are also officers of DFA Investment Dimensions Group, Inc. (the "DFA Fund") and the DFA Investment Trust Company (the "DFA Trust") have voting power with respect to the remaining 176,700 shares in their capacities as officers of the DFA Fund and the DFA Trust, each of which is a registered open-end management investment company.


                             ELECTION OF DIRECTORS

     The directors of the Corporation are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or directors or for all directors will be voted (unless one or more nominees are unable or unwilling to serve) for fixing the number of directors for the ensuing year at nine and for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or, for good cause, unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

     The nine nominees are currently directors of the Corporation and were elected at the Annual Meeting of Stockholders held on March 1, 1995. The nominees for directors and further information with respect to each nominee are set forth below.

HORACE H. IRVINE II

     Mr. Horace H. Irvine II, age 58 and founder of the Corporation, has been its Chairman of the Board since the Corporation was organized in 1966, and its Chief Executive Officer from that date until 1986. He is Chairman of the Nominating Committee of the Board of Directors. He was President of the Corporation between 1966 and 1980 and Treasurer of the Corporation between 1966 and 1984.

ANDREW E. LIETZ

     Mr. Lietz, age 57, has been President and Chief Executive Officer of the Corporation since October 28, 1995, Chief Operating Officer and Vice President of the Corporation from July 1991 to October 28, 1995, and a director of the Corporation since 1993. He was Vice President in charge of sales from December 1984 to July 1991.

PATRICK SWEENEY

     Mr. Sweeney, age 60, has been a director of the Corporation since 1991, and was President and Chief Executive Officer of the Corporation from that date until October 28, 1995. He is currently an employee of the Corporation. He was Chief Operating Officer of the Corporation from July 1990 to July 1991, its Chief Financial Officer and Vice President from March 1990 to July 1991, and its Treasurer from May 1989 to July 1991.

JOHN O. IRVINE

     Mr. John O. Irvine, age 54, has been a director of the Corporation since 1973. During the past five years, he has been president of Little Mountain Bancshares Inc. of Monticello, Minnesota. Mr. Irvine is the brother of Horace H. Irvine II.

J. STANLEY HILL

     Mr. Hill, age 81, has been a director of the Corporation since 1981. He is Chairman of the Audit and Stock Option Committees of the Board of Directors. During the past five years, he has been president of Digiplan Inc., a private consultant to the computer users' industry.

OLIVER O. WARD

     Mr. Ward, age 60, has been a director of the Corporation since 1987. He is Chairman of the Compensation and Executive Committees of the Board of Directors. He was a founder and has served as chairman of the board, chief executive officer and president of Germanium Power Devices Corp., a manufacturer and marketer of germanium semiconductors, since 1973.

LAWRENCE COOLIDGE

     Mr. Coolidge, age 59, has been a director of the Corporation since 1995. He is Chairman of the Long-Term Planning and Strategy Committee. He has been the president and a private trustee of Loring, Wolcott & Coolidge Office, a fiduciary services provider, since 1962. On August 1, 1994, Mr. Coolidge became an associate of Loring, Wolcott & Coolidge Fiduciary Advisors, a registered investment advisor.

MIKAEL SALOVAARA

     Mr. Salovaara, age 41, has been a director of the Corporation since 1995. He is Chairman of the Finance Committee. He has been a limited partner of The Blackstone Group L.P., a merchant banking firm, since September 1994, and a partner of Greycliff Partners, an investment advisor, since December 1991. He was a partner of Goldman Sachs & Co., an investment banking firm, from 1988 to 1991. Mr. Salovaara is also a director of Granite Broadcasting Corporation and Circuit City Stores, Inc.

JOHN F. SMITH

     Mr. Smith, age 60, has been a director of the Corporation since 1995. He has been the president of MYCOS International, Inc., a property development corporation, since April 1993. In April 1993, Mr. Smith retired as Senior Vice President and Chief Operating Officer of Digital Equipment Corporation, a computer company, in which capacities he had served since 1991. He began his career at Digital Equipment Corporation in 1958 and served in various other senior management positions from 1976 to 1991. Mr. Smith is also a director of Instron Corporation, PerSeptive Biosystems, Inc. and Sequoia Systems, Inc.


STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of January 3, 1996 with respect to beneficial ownership of shares of the Corporation's Common Stock by all directors and director nominees and all executive officers named in the Summary
Compensation Table set forth below under "Executive Compensation" individually, and by all directors and executive officers of the Corporation as a group.

                                                                      AMOUNT AND
                                                                      NATURE OF       PERCENT
                                                                      BENEFICIAL        OF
                           BENEFICIAL OWNER                          OWNERSHIP(1)      CLASS
                           ----------------                          ------------     -------
    Horace H. Irvine II............................................    1,150,712(2)     11.5%
    Andrew E. Lietz................................................      155,646(3)      1.5
    Patrick Sweeney................................................      237,000(4)      2.3
    Timothy P. Losik...............................................       22,700(5)        *
    James R. Griffin...............................................       31,346(6)        *
    John O. Irvine(7)..............................................      115,000(8)      1.2
    J. Stanley Hill................................................       60,000(8)        *
    Oliver O. Ward.................................................       15,000(8)        *
    Lawrence Coolidge..............................................      394,008(9)      3.9
    Mikael Salovaara...............................................        3,100(10)       *
    John F. Smith..................................................        6,000(10)       *
    All directors and executive officers as a group (14 persons)...    2,269,012(11)    21.7

   * Less than one percent.
---------------

 (1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.

 (2) See footnote (2) to the table under "Principal Holders of Voting
     Securities."

 (3) Includes 125,246 shares issuable upon the exercise of stock options granted to Mr. Lietz that are currently exercisable or will become exercisable within 60 days after January 3, 1996. Of the 155,646 shares listed in the table above, 30,000 shares are held by a trust of which Mr. Lietz is the sole trustee and sole beneficiary.

 (4) Includes 169,000 shares issuable upon the exercise of currently exercisable stock options granted to Mr. Sweeney.

 (5) Includes 21,700 shares issuable upon the exercise of currently exercisable stock options granted to Mr. Losik.

 (6) Includes 30,400 shares issuable upon the exercise of currently exercisable stock options granted to Mr. Griffin.

 (7) Horace H. Irvine II and John O. Irvine are brothers.

 (8) Includes or consists of 15,000 shares issuable upon the exercise of currently exercisable stock options granted to each of Messrs. Hill, John
     O. Irvine and Ward.

 (9) See footnote (2) to the table under "Principal Holders of Voting
     Securities."


(10) Includes or consists of 3,000 shares and 6,000 shares issuable upon the exercise of stock options granted to each of Messrs. Salovaara and Smith, respectively, that are currently exercisable or will become exercisable within 60 days after January 3, 1996.

(11) Includes 386,008 shares held by Mr. Coolidge, James C. Hamilton and Gilbert
     M. Roddy, Jr., as co-trustees. See footnote (2) to the table under "Principal Holders of Voting Securities." Includes 125,246 shares issuable upon the exercise of stock options granted to Andrew E. Lietz that are currently exercisable or will become exercisable within 60 days after January 3, 1996. See footnote (3) above. Includes 169,000 shares issuable upon the exercise of currently exercisable stock options granted to Patrick Sweeney. See footnote (4) above. Includes 21,700 shares issuable upon the exercise of currently exercisable stock options granted to Timothy P. Losik. See footnote (5) above. Includes 30,400 shares issuable upon the exercise of currently exercisable stock options granted to James R. Griffin. See footnote (6) above. Includes an aggregate of 45,000 shares issuable upon the exercise of currently exercisable stock options granted to Messrs. Hill, John O. Irvine and Ward. See footnote (8) above. Includes an aggregate of 15,550 shares owned by two executive officers not named in the above table and an aggregate of 52,250 shares issuable upon the exercise of currently exercisable stock options held by three executive officers of the Corporation not named in the above table.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors of the Corporation held seven meetings during the fiscal year ended October 28, 1995. The Compensation Committee, of which Messrs. Ward (Chairman), Hill, Coolidge and Smith are members, determines the compensation of the Corporation's senior management and held eight meetings during fiscal 1995. The Audit Committee, of which Messrs. Hill (Chairman), Ward and John O. Irvine are members, oversees financial results and internal controls of the Corporation, including matters relating to the appointment and activities of the Corporation's independent auditors, and met three times during fiscal 1995. The Long-Term Planning and Strategy Committee, of which Messrs. Coolidge (Chairman), Sweeney, Ward, Lietz, Salovaara and Smith are members, reviews and makes recommendations concerning long-term planning and strategy matters relating to the Corporation. The Long-Term Planning and Strategy Committee met three times during fiscal 1995. The Executive Committee, of which Messrs. Ward (Chairman), Horace H. Irvine II, Sweeney, Coolidge, Smith and Lietz are members, can act in place of the full Board of Directors to the extent permitted by law. The Executive Committee held three meetings during fiscal 1995. The Stock Option Committee, of which Messrs. Hill (Chairman), John O. Irvine and Smith are members, administers and makes recommendations and awards concerning the Corporation's stock option plans. Mr. Smith was elected on November 29, 1995 to replace Mr. Salovaara as a member of the Stock Option Committee. The Stock Option Committee held six meetings during fiscal 1995. The Finance Committee, of which Messrs. Salovaara (Chairman), Horace H. Irvine II, Sweeney, Ward and Smith are members, makes recommendations concerning general financial policy and held four meetings during fiscal 1995. The Nominating Committee, of which Messrs. Horace H. Irvine II (Chairman), Coolidge and Sweeney are members, recommends to the Board nominations for the Board of Directors. The Nominating Committee will consider highly qualified candidates proposed in writing by stockholders. Stockholders who wish to propose a nomination should submit the person's name and background information to the Clerk of the Corporation. The Nominating Committee held one meeting during fiscal 1995. The current membership of the Committees was most recently determined by the Board of Directors on March 1, 1995, except that Mr. Smith was elected on November 29, 1995 to replace Mr. Salovaara as a member of the Stock Option Committee. During fiscal 1995, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all Committees of the Board on which he served (during the period that he served).

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS


EXECUTIVE COMPENSATION

     The following table shows compensation information with respect to services rendered to the Corporation in all capacities during the fiscal years ended
October 28, 1995, October 29, 1994 and October 30, 1993, for (i) the individual who served as the Chief Executive Officer for the fiscal year ended October 28, 1995 and (ii) each of the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in the fiscal year ended
October 28, 1995 (with the Chief Executive Officer, collectively, the "Named
Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                        COMPENSATION(2)
                                                                        ---------------
                                                        ANNUAL              AWARDS
                                                    COMPENSATION(1)       SECURITIES
                                                  -------------------     UNDERLYING       ALL OTHER
                NAME AND                           SALARY     BONUS      OPTIONS/SARS     COMPENSATION
           PRINCIPAL POSITION              YEAR     ($)       ($)(3)          (#)            ($)(4)
           ------------------              ----   --------   --------   ---------------   ------------
Patrick Sweeney(5).......................  1995   $200,000   $192,690             0         $  1,500
  Chief Executive Officer,                 1994    195,539    140,000       120,000            4,024
  President and Director                   1993    180,000    102,850             0            3,741
Horace H. Irvine II......................  1995   $204,000   $      0             0         $  1,500
  Chairman of the Board of                 1994    204,000          0             0           12,197
  Directors                                1993    204,000          0             0           29,657
Andrew E. Lietz(6).......................  1995   $200,000   $192,690             0         $  1,500
  Chief Operating Officer,                 1994    192,193    140,000       120,000            4,024
  Vice President and Director              1993    165,000     79,126             0            3,400
Timothy P. Losik(7)......................  1995   $101,000   $ 95,000        30,000         $  1,010
  Chief Financial Officer                  1994     92,109     69,250             0            2,615
  Vice President and Treasurer             1993         --         --            --               --
James R. Griffin.........................  1995   $105,000   $120,000             0         $  1,132
  Vice President                           1994    105,000     51,750         7,000            3,063
                                           1993    105,000     37,344        20,000            2,800

---------------

(1) Excludes perquisites and other personal benefits for fiscal 1995, 1994 and 1993, the aggregate annual amount of which for each Named Officer was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.

(2) The Corporation did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during fiscal 1995, 1994 and 1993.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(4) Reflects the following matching 401(k) contributions to the Hadco Corporation Retirement Plan (the "Retirement Plan") in 1995, 1994 and 1993, respectively: Patrick Sweeney, $1,500, $1,500 and $900; Horace H. Irvine II, $1,500, $1,500 and $2,040; Andrew E. Lietz, $1,500, $1,500 and $900; Timothy
    P.


    Losik, $1,010, $921 and N/A; and James R. Griffin, $1,132, $1,132 and $1,091. For fiscal 1995, the Corporation accrued, and in December 1995 made, a contribution of $2,285,000 to the Retirement Plan, which has not yet been allocated among the participants in the Retirement Plan. Consequently, the total amount of contributions by the Corporation in fiscal 1995 to the Retirement Plan for the Named Officers cannot be set forth. Also reflects the following contributions to the Retirement Plan for fiscal 1994 and 1993, respectively (with the 1994 contributions not having been previously allocated in time to be included in the fiscal 1994 proxy statement): Patrick Sweeney, $2,524 and $2,841; Horace H. Irvine II, $2,524 and $3,098; Andrew E. Lietz, $2,524 and $2,500; Timothy P. Losik, $1,694 and N/A; and James R. Griffin, $1,904 and $1,709. Amounts set forth in this column also include, for Horace H. Irvine II, premiums paid by the Corporation with respect to a $1,000,000 split-dollar life insurance policy on Mr. Irvine II's life owned by an irrevocable trust established by him of which family members are beneficiaries pursuant to an agreement with the trust whereby the Corporation paid the term life insurance portion of the annual premiums and the non-term portion of the annual premiums. Such non-term portion of the annual premiums was recoverable by the Corporation upon termination of the agreement. In fiscal 1994 and 1993, respectively, the Corporation paid $5,393 and $14,910 for the term life insurance portion of the premiums and $2,780 and $9,609 for the non-term portion of the premiums. In May 1994, the trust repaid all non-term premium advances, and the Corporation and the trust terminated the split dollar life insurance agreement.

(5) In August 1995, Patrick Sweeney resigned as President and Chief Executive Officer of the Corporation, effective October 28, 1995. In connection with his resignation, he entered into an agreement with the Corporation providing that he would continue to remain an employee through January 31, 1996, at his current annual salary of $200,000 per year, plus other standard fringe benefits, and would serve as a consultant to the Corporation from February 1, 1996 through January 31, 1998 at compensation of $208,160 per year. Under the agreement, from October 28, 1995 through January 31, 1998, his duties and responsibilities shall be those reasonably requested of him by the President, with it being anticipated that such duties may include marketing and public relations services for the Corporation, both domestically and internationally. Under the agreement, unvested stock options of Mr. Sweeney for 109,000 shares of Common Stock were canceled. In the agreement, the Corporation agreed to pay Mr. Sweeney a bonus on February 1, 1997, for services rendered to the Corporation during fiscal 1995, of the same percentage of the bonus pools that would become available for senior executives of the Corporation in respect of fiscal year 1995 that Mr. Sweeney received of senior executive bonus pools for fiscal year 1994; such bonus for fiscal year 1995 is the $192,690 set opposite Mr. Sweeney's name under "Bonus" in the "Summary Compensation Table" above. Although recorded in the agreement, this bonus was awarded based on performance criteria independent of the arrangements in connection with Mr. Sweeney's resignation; see "Compensation Committee and Stock Option Committee Report on Executive Compensation" below. The agreement also provides that from February 1, 1996 through January 31, 1998, Mr. Sweeney, so long as he is not employed by another employer, would receive reasonable and necessary out-of-pocket uninsured medical (including dental and vision care) expenses incurred for treatment of himself or his spouse up to and including a maximum cumulative aggregate amount of $200,000. Should Mr. Sweeney die before January 31, 1998, all salary and subsequent consulting fees would be due to his estate to the same extent as they would have been due to him had he continued living. The agreement also contains a non-competition covenant of Mr. Sweeney running through January 31, 1998 and terminates his prior employment agreement with the Corporation.

(6) Mr. Lietz has an Employment Agreement with the Corporation containing a one year non-competition agreement following termination of employment and providing for a salary of $200,000 per year (subject to adjustment by the Board of Directors) and for the payment of one year's annual base salary if his employment is terminated without cause; if such termination without cause occurs after the first anniversary of the Employment Agreement, Mr. Lietz will also be paid any bonus which the Compensation Committee determines would have been paid to him if his employment had continued through the end of the fiscal year in which the termination occurs. Mr. Lietz was elected President and Chief Executive Officer, effective immediately following Mr. Sweeney's resignation from those positions on October 28, 1995.

(7) Mr. Losik became an executive officer in March of 1994, and the compensation reported covers his compensation for the full 1994 fiscal year. Accordingly, his compensation for 1993 is not included in the table.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding grants of stock options to the Named Officers during the fiscal year ended October 28, 1995. The
Corporation did not grant any stock appreciation rights in fiscal 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                               REALIZABLE
                                                  INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                             -----------------------------------------------------------     ANNUAL RATES OF
                               NUMBER OF     PERCENT OF TOTAL                                  STOCK PRICE
                              SECURITIES       OPTIONS/SARS                                 APPRECIATION FOR
                              UNDERLYING        GRANTED TO      EXERCISE OR                  OPTION TERM(2)
                             OPTIONS/SARS      EMPLOYEES IN     BASE PRICE    EXPIRATION   -------------------
           NAME              GRANTED(#)(1)    FISCAL YEAR(%)     ($/SH)(1)       DATE       5%($)      10%($)
           ----              -------------   ----------------   -----------   ----------   --------   --------
Patrick Sweeney............           0               0%             n/a            n/a    $      0   $      0
Horace H. Irvine II........           0               0%             n/a            n/a    $      0   $      0
Andrew E. Lietz............           0               0%             n/a            n/a    $      0   $      0
Timothy P. Losik...........      30,000            16.5%           $8.50       11/29/04    $160,368   $406,404
James R. Griffin...........           0               0%             n/a            n/a    $      0   $      0

---------------

(1) These options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. These options have a term of ten years from date of grant and become exercisable as to 15% of the shares on each of the first six anniversaries of the date of grant and as to 10% of the shares on the seventh anniversary of the date of grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation on the Corporation's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Corporation's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Corporation's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Officers.


OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to options to purchase the Corporation's Common Stock granted to the Named Officers under the Corporation's stock option plans, including: (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended October 28, 1995;
(ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at October 28, 1995; and (iv) the value of such unexercised in-the-money options at October 28, 1995:

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                       YEAR AND FY-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                         OPTIONS/SARS AT FY-END       IN-THE-MONEY OPTIONS/SARS
                          ACQUIRED ON        VALUE           OCTOBER 28, 1995(#)             AT FY-END($)(1)
          NAME            EXERCISE(#)     REALIZED($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
          ----            -----------     -----------     -------------------------     -------------------------
Patrick Sweeney.........          0        $       0           169,000/      0              $3,848,030/$        0
Horace H. Irvine II.....          0        $       0                 0/      0              $        0/$        0
Andrew E. Lietz.........     18,000        $ 234,500           127,246/107,500              $2,845,715/$1,900,230
Timothy P. Losik........          0        $       0            14,125/ 41,725                $ 301,921/$ 756,572
James R. Griffin........     20,900        $ 495,519            24,250/ 27,350                $ 511,787/$ 502,584

---------------

(1) Value is based on the difference between the option exercise price and the fair market value of the Corporation's Common Stock on October 28, 1995 ($26.25 per share, the last reported sale price of the Corporation's Common Stock on the NASDAQ National Market on October 27, 1995), multiplied by the number of shares underlying the option.

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock for the five fiscal years ended October 28, 1995, with the cumulative total return for the NASDAQ Market Index, a peer group selected by the Corporation (the "Discontinued Peer Group"), and an SIC Index that includes all organizations in the Corporation's Standard Industrial Classification (SIC) Code 3672 -- Printed Circuit Design (the "Current Peer Group"), currently consisting of 28 organizations. The Discontinued Peer Group is comprised of Altron Incorporated; Circuit Systems, Inc.; DDL Electronics, Inc. (formerly Data Design Laboratories, Inc.); Electronic Associates, Inc.; Park Electrochemical Corp.; Parlex Corporation; Plexus Corp.; Sheldahl, Inc.; and Video Display Corporation. Advance Circuits, Inc. was included in this Discontinued Peer Group in the Corporation's prior proxy statement; since then, Advance Circuits, Inc. has been acquired by another corporation and therefore has been omitted from the Discontinued Peer Group. The Corporation has decided to include the Current Peer Group for comparison purposes in this and future proxy statements in order to provide a comparison with a peer group that will be automatically and continuously updated as organizations enter and leave the Current Peer Group. The comparison assumes $100 was invested on October 26, 1990 in the Corporation's Common Stock and in the foregoing NASDAQ Market and Current Peer Group and Discontinued Peer Group and assumes reinvestment of dividends, if any.


             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
        HADCO CORPORATION, NASDAQ MARKET INDEX, CURRENT PEER GROUP INDEX
                       AND DISCONTINUED PEER GROUP INDEX

                                                                                    DISCONTINUED
      MEASUREMENT PERIOD                            NASDAQ MARKET   CURRENT PEER     PEER GROUP
    (FISCAL YEAR COVERED)            CORPORATION        INDEX        GROUP INDEX       INDEX
OCTOBER 1990                            100.00          100.00          100.00          100.00
OCTOBER 1991                            114.29          127.20          169.41          126.16
OCTOBER 1992                            165.71          123.22          251.40          168.15
OCTOBER 1993                            174.29          161.70          343.78          240.08
OCTOBER 1994                            188.57          171.91          279.62          293.64
OCTOBER 1995                            600.00          203.93          459.91          492.70

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     The Compensation Committee is comprised of four outside directors and determines salary and bonuses of the Corporation's executive officers. The Stock Option Committee is comprised of three outside directors, and it administers and makes recommendations and awards under the Corporation's stock option plans.

     The Corporation's executive compensation policies are designed to provide levels of compensation that assist the Corporation in attracting, motivating and retaining qualified executives by providing a competitive compensation package based on corporate and individual performance. The Corporation's executive compensation program for fiscal year 1995 consisted of the following elements:
(1) base salary; (2) incentive compensation in the form of annual cash bonuses, and (3) long-term incentive compensation in the form of non-qualified stock options. Elements (1) and (2) are administered by the Compensation Committee, and element (3) is administered by the Stock Option Committee.

     The base salaries of the Corporation's executive officers, including the Chief Executive Officer, were previously compared in November 1992 by the Compensation Committee with survey data of the base salaries of executives in comparable industries. The Compensation Committee determined then that the base salaries of the Corporation's executive officers were then at or somewhat below the median in most cases with respect to such survey data. The Compensation Committee also determined at that time that salaries which were close to or somewhat below the median of the survey data, when taken together with stock options and incentive bonuses, were competitive. The companies used for this comparison of base salaries were a different and much broader group than the companies in the peer groups used for comparison in the Corporation's Stock Performance Graph. The Compensation Committee felt that using this broader group of companies, consisting of electronics and technology companies, for this comparison was appropriate because it believed the responsibilities of the Corporation's executive officers to be more comparable to those of this broader group of companies in the electronics industry than just to those of printed circuit companies.

     The Compensation Committee determined in November 1994 that base cash salaries of the executive officers would be maintained for fiscal 1995 at their then current levels, just as it had determined in November 1993 with respect to such base cash salaries for fiscal 1994 (with the exception in fiscal 1994 for increases in base salaries of the Chief Executive Officer and Chief Operating Officer in connection with their entering into employment agreements and for Mr. Losik in connection with his promotion to Chief Financial Officer). In determining final overall compensation levels for the Corporation's executive officers for fiscal 1995, the Compensation and Stock Option Committees felt that any increases in compensation should be tied to incentive considerations, with the size of any bonus pool being dependent upon earnings per share and the value of the stock options being dependent on stock value.

     The Compensation Committee established a bonus pool, the size of which would be determined by the level of earnings per share achieved in fiscal 1995, and which would be awarded as provided in the next two paragraphs.

     The Stock Option Committee determined that the Corporation was to utilize stock options as both a reward and incentive for executive performance and to align management interests with shareholder interests. In determining the incentive portion of the executive officers' (except the Chief Executive Officer's) compensation (i.e., number of stock options granted and relative portion of the bonus pool to be received by each individual executive officer) the Compensation and Stock Option Committees based their determination upon (1) general corporate performance; (2) Chief Executive Officer's and Chief Operating Officer's recommendations; (3) relevant business unit performance; and (4) personal performance of the particular executive officers. The Compensation and Stock Option Committees assigned roughly equal weight to each of the various criteria listed above. Each of these criteria was considered in the context of the cyclical nature of the earnings of the Corporation, and the particular challenges and difficulties faced by the printed circuit industry in general during the time period in question. In addition, in determining levels of awards of stock options to executive officers, the Stock Option Committee also took into account the number of options already outstanding or previously granted to each executive officer, the exercise price of the options in light of current market value per share as a reflection of current value, and the time outstanding before expiration of the respective options. With respect to option grants in fiscal 1995 to Mr. Losik, the Stock Option Committee also took into account that Mr. Losik had not previously been granted options commensurate with his new position as Chief Financial Officer.

     In connection with Patrick Sweeney's resignation in August 1995 as President and Chief Executive Officer of the Corporation, effective October 28, 1995, he entered into an agreement with the Corporation that was approved by the Stock Option and Compensation Committees and which, among other things, provided that Mr. Sweeney would continue to be an employee until January 31, 1996 and a consultant thereafter until January 31, 1998. The compensation for such services was set in amounts that the Compensation Committee deemed to be the fair market value therefor. The agreement also provided that unvested stock options for 109,000 shares of Common Stock were canceled. In the same severance agreement, the Corporation agreed to pay Mr. Sweeney a bonus on February 1, 1997, for services rendered to the Corporation during fiscal 1995, of the same percentage of the bonus pool that would become available for senior executives of the Corporation in respect of fiscal 1995 that Mr. Sweeney received of the senior executive bonus pool for fiscal 1994. In determining such bonus and any other incentive portion of the Chief Executive Officer's compensation for fiscal 1995, the Compensation and Stock Option Committees took into account general corporate performance and the personal performance of the Chief Executive Officer, together with the ability of the Chief Executive Officer to enhance shareholder value, provide overall leadership to the Corporation, including the development and implementation of strategic plans for the Corporation, and demonstrate organizational and management skill. The Compensation and Stock Option Committees assigned essentially equal weight to each of these criteria. As with other executive officers, the Compensation Committee determined that the salary of the Chief Executive Officer should be maintained at its current level for fiscal 1995 with the expectation that any increases in compensation for the Chief Executive Officer would be reflected through the stock option program and utilization of the incentive bonus program. In making its determination as to stock option grant levels for the Chief Executive Officer, the Stock Option Committee also took into consideration the following factors which are considered in establishing such levels for the other executive officers: the number of options already outstanding or previously granted to the Chief Executive Officer, the exercise price of the options in light of current market value per share as a reflection of current value, and the time outstanding before expiration of the options.

     Pursuant to [section]162(m) of the Internal Revenue Code of 1986, which was enacted as part of the Revenue Reconciliation Act of 1993, the Corporation may deduct no more than $1,000,000 of compensation for covered executive officers other than compensation that is "performance based" within the meaning of [section]162(m). The Compensation Committee does not currently anticipate the need to address this issue for cash compensation because the current cash compensation of the Corporation's executive officers subject to the deduction limitation rules of [section]162(m) does not currently approach and is not expected to approach $1,000,000 soon. Option grants pursuant to the proposed Hadco Corporation Non-Qualified Stock Option Plan of November 29, 1995, which is discussed below under "Proposal to Approve the Hadco Corporation Non-Qualified Stock Option Plan of November 29, 1995," are intended to qualify as "performance-based" compensation, and such Plan is the only equity-related plan of the Corporation that the Board currently believes it appropriate to bring into prospective compliance with [section]162(m).

    Respectfully submitted                                  Respectfully submitted
    by the Compensation Committee                           by the Stock Option Committee

    Oliver O. Ward, Chairman                                J. Stanley Hill, Chairman
    Lawrence Coolidge                                       John O. Irvine
    J. Stanley Hill                                         Mikael Salovaara
    John F. Smith

COMPENSATION OF DIRECTORS

     During fiscal 1995 and at present, the Corporation has paid and is paying each non-employee director an annual fee of $15,000 and $750 for each meeting attended, plus $500 for each additional Committee meeting held on the same day, and Chairmen of Committees of the Board of Directors have received and are receiving an additional annual fee of $2,000. Under the Corporation's 1991 Non-Employee Director Stock Option Plan, each person who becomes a director for the first time and is not an employee of the Corporation is automatically granted an option to purchase 15,000 shares of common stock at the then current fair market value, with provision in such Plan for acceleration of vesting upon a change of control as defined therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Horace H. Irvine II has a limited partnership interest of 17% in a New Hampshire limited partnership (the "Partnership"). Most of the Corporation's space in Salem, New Hampshire is leased from the Partnership pursuant to three lease agreements, with terms ranging from one to five years. The three leases, which together account for approximately 62% of the space leased from the Partnership, contain extension options of the Corporation, which, if exercised, would result in an escalation of annual fixed rent in accordance with a formula based on the Consumer Price Index. Two of the leases expire in March 1996 with options available through March 2002, and one of the leases expires in March 2000 with an option available through March 2006. As a result of checking by management of other relevant real estate transactions, the Corporation believes that these leases are on terms no less favorable to the Corporation than could be obtained from unaffiliated parties. For the Corporation's 1995 fiscal year, the Corporation had aggregate rental expense under these leases of approximately $479,000. At the time of entry into the leases, Mr. Irvine was an executive officer and director of the Corporation.

     On September 23, 1994, the Corporation acquired 100,000 shares of Common Stock from Horace H. Irvine II, Chairman of the Board, and 200,000 shares of Common Stock from various trusts created in the past by Mr. Irvine II, all for a purchase price of $7.50 per share. In connection with this purchase, Mr. Irvine II and these trusts and one other trust created in the past by Mr. Irvine II agreed, during the period commencing on September 23, 1994 and ending on the close of business on June 23, 1995, to refrain from engaging in over-the-counter (SEC Rule 144) sales of their shares of Common Stock. For information concerning these trusts, see footnote (2) under "Principal Holders of Voting Securities" above.

     Mr. Hamilton, Clerk of the Corporation, is a partner in the law firm of Berlin, Hamilton & Dahmen, which serves as general counsel to the Corporation. The Corporation paid Berlin, Hamilton & Dahmen $336,000 for professional services rendered in fiscal 1995.

                      PROPOSAL TO AMEND THE CORPORATION'S
                       RESTATED ARTICLES OF ORGANIZATION

     On November 29, 1995, the Board of Directors voted in favor of adopting, and directed that there be submitted to the stockholders for their approval, an amendment to the Corporation's Restated Articles of Organization (the "Charter"), to increase the number of authorized shares of Common Stock, par value $.01 per share, from 25,000,000 to 100,000,000 shares. Shares of the Corporation's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.

     As of January 3, 1996, there were approximately 9,997,221 shares of Common Stock issued and outstanding, and assuming the proposal below to adopt the Hadco Corporation Non-Qualified Stock Option Plan of November 29, 1995 ("the November 1995 Plan") is approved, there will be approximately 1,000,000 shares reserved for future issuance pursuant to the November 1995 Plan and 1,572,661 shares reserved for future issuance or subject to currently outstanding options under the Corporation's other stock option plans. If the proposed amendment to the Charter is approved, the Board of Directors will have the authority to issue approximately 87,430,118 additional shares of Common Stock without further stockholder approval. The additional shares could be used for issuance under the Corporation's Stockholder Rights Plan and for the other potential corporate purposes described below.

     On August 22, 1995, the Corporation's Board of Directors adopted a Stockholder Rights Plan, the adoption of which did not require stockholder approval, under which Common Stock Purchase Rights were distributed as a Rights dividend on September 11, 1995 at the rate of one Right for each share of Common Stock held as of the close of business on that date.

     The Rights Plan is designed to prevent an acquirer from gaining control of the Corporation without offering a fair price to all of the Corporation's stockholders. The Stockholder Rights Plan was not adopted by the Board in response to any specific offer or threat, but rather is intended to protect the interests of stockholders in the event the Corporation is confronted in the future with takeover tactics.

     Each Right will entitle holders of Common Stock to buy one share of Common Stock of the Corporation at an exercise price of $130. The Rights will be exercisable only after 10 days following a public announcement that a person or group has acquired more than 20% (exempting the stock ownership of Horace H. Irvine II, the founder and Chairman of the Board of the Corporation, and certain related persons and entities) of the Common Stock (the "Stock Acquisition Date"), or 10 business days after such person or group announces a tender or exchange offer which would result in its ownership of 25% or more of the Common Stock, or 10 business days after a person owning 10% or more of the Common Stock is determined by the Board to be an "Adverse Person," as defined in the Rights Plan.

     If any person or group becomes the beneficial owner of 25% or more of the Corporation's Common Stock except pursuant to a tender offer for all shares at a price that a majority of the independent directors determines to be fair; if a more-than-20% stockholder engages in a merger with the Corporation in which the Corporation survives and its Common Stock remains outstanding and unchanged; if certain other events involving the Corporation and a more-than-20% stockholder occur; or, if under certain circumstances, the Board determines a 10% or more stockholder to be an Adverse Person, then each Right not owned by such person or related parties will entitle its holder to purchase, at the then current exercise price of the Right, Common Stock of the Corporation (or, in certain circumstances as determined by the Board, including the failure of the stockholders to increase the authorized Common Stock as proposed herein, a combination of cash, property, Common Stock or other securities or a reduction in the exercise price) having a value of twice the Right's exercise price. In such circumstances, the Corporation may also exchange one share of Common Stock for each Right outstanding. In addition, if the Corporation is involved in a merger or other business combination transaction with another person in which its Common Stock is changed or converted, or sells or transfers more than 50% of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase, at the then current exercise price of the Right, shares of Common Stock of such other person having a value of twice the Right's exercise price.

     In general, the Corporation can redeem the Rights at $0.01 per Right at any time prior to ten days following the Stock Acquisition Date. The Rights will expire on September 11, 2005, unless earlier redeemed or exchanged.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K dated August 22, 1995. A copy of the Rights Agreement is available free of charge from the Corporation.

     The additional shares of authorized Common Stock may also be used for such other corporate purposes as may be determined by the Board of Directors from time to time to be necessary or desirable. These other purposes may include, without limitation: entering into collaborative research and development arrangements with other companies in which Common Stock or the right to acquire Common Stock are part of the consideration; raising capital through the sale of Common Stock; effecting a stock split or issuing a stock dividend; acquiring other businesses in exchange for shares of the Corporation's Common Stock; attracting and retaining valuable employees by the issuance of additional stock options; and other transactions involving the use of Common Stock. The Corporation at present has no commitments, agreements or undertakings to issue any such additional shares.

REASONS FOR INCREASE IN AUTHORIZED COMMON STOCK

     The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide additional shares to be available for issuance under the Stockholder Rights Plan and for the other potential corporate purposes described above. Although there is no specific number of shares designated for use in the Stockholder Rights Plan, a large number of authorized but unissued shares of

Common Stock available for the stockholders to purchase upon exercise of the Rights increases the Board of Director's flexibility in administering the Stockholder Rights Plan. The Board of Directors considers the authorization of additional shares of Common Stock advisable for this reason and to ensure the prompt availability of sufficient shares for issuance for other corporate purposes should needs or opportunities arise. The Board of Directors cannot predict the timing, magnitude or purpose of any future issuance of such shares.

ANTI-TAKEOVER CONSIDERATIONS

     If the proposed amendment to the Charter is approved, the Board of Directors will have the authority to issue approximately 87,430,116 additional shares without further stockholder approval. The issuance of additional shares of Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Corporation's existing stockholders. Issuance of shares of Common Stock under the Stockholder Rights Plan could be used to make a change in control of the Corporation more difficult or costly by diluting stock ownership of persons seeking to obtain control of the Corporation. The Corporation is not aware, however, of any pending or threatened efforts to obtain control of the Corporation.

     The Corporation is subject to applicability of the provisions of Chapter 110F of the Massachusetts General Laws, the so-called Business Combination Statute. Under Chapter 110F, a Massachusetts corporation with over 200 stockholders, such as the Corporation, may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% of more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or assets sale, and other transactions resulting in a financial benefit to the stockholder.

     The Corporation is subject to applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation (except in certain transactions) may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Corporation's By-Laws at any time to exclude the Corporation from this statute prospectively.

     On April 18, 1990, Massachusetts enacted Chapter 156B sec. 50A of the Massachusetts General Laws which, in general, requires that publicly held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible. Once a corporation is subject to the classified board provisions of this statute, directors may be removed by a majority vote of the stockholders only for cause. This statute provides that a corporation may elect to be exempt from the classified board provisions by a vote of its directors. By vote of the Board of Directors, the Corporation has elected to be exempt from the classified board provisions of this statute.

     Any or all of the ability to issue a large number of shares of Common Stock without further stockholder approval, the above provisions of Massachusetts General Laws and the Stockholder Rights Plan may have the effect of delaying, deferring or preventing changes in control or management of the Corporation.

     Approval of the proposed amendment would require the affirmative vote of at least two-thirds of all outstanding shares of Common Stock of the Corporation, whether voting in person or by proxy at the Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the approval of the amendment to the Corporation's Restated Articles of Organization. If the stockholders do not approve the amendment to the Corporation's Restated Articles of Organization, the Stockholder Rights Plan will remain in full force and effect.

                   PROPOSAL TO APPROVE THE HADCO CORPORATION
              NON-QUALIFIED STOCK OPTION PLAN OF NOVEMBER 29, 1995

     On November 29, 1995, the Board of Directors adopted a non-qualified stock option plan (the "November 1995 Plan"), subject to stockholder approval. A total of 1,000,000 shares of Common Stock (subject to adjustment for capital changes) in the aggregate may be sold under the November 1995 Plan. Options may be granted to employees under the November 1995 Plan from time to time through December 31, 2005. The complete text of the November 1995 Plan is attached hereto as Appendix A. The November 1995 Plan is sometimes referred to below as the "Plan."

     PURPOSE. The purpose of the Plan is to provide an inducement for highly qualified personnel to enter the employ of the Corporation and to provide an incentive for valued employees to remain with the Corporation and to use their best efforts to promote the Corporation's continued success, by means of the offer of an opportunity to acquire or increase their proprietary interest in the Corporation.

     ADMINISTRATION. The Plan is administered by the Stock Option Committee of the Board of Directors of the Corporation, which shall consist of two or more members. The current members of the Stock Option Committee are Messrs. J. Stanley Hill (Chairman), John O. Irvine and John F. Smith. Members of the Stock Option Committee are appointed by the Board of Directors. No member of the Stock Option Committee is eligible to participate in the Plan. In addition, the Plan shall be administered: (i) to the extent required by applicable regulations under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), by two or more "outside directors" (as defined in applicable regulations thereunder) and (ii) to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor provision ("Rule 16b-3"), by a disinterested administrator or administrators within the meaning of Rule 16b-3.

     Subject to the provisions of the Plan, the Stock Option Committee has the authority in its discretion to determine under the Plan the employees of the Corporation to whom options shall be granted, the number of shares of stock covered by each option, the time or times at which options shall be granted, the purchase price of the stock covered by each option, the time or times during the term of option at which each such option shall become exercisable and the form of agreement to be used in granting the options, and has the further authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it. All questions of interpretation and application of the Plan and of any options issued thereunder are determined by the Stock Option Committee, and such determination is final and binding upon all persons.

     ELIGIBLE EMPLOYEES. The Stock Option Committee may designate as participants in the Plan persons employed by the Corporation or any subsidiary. Non-employee directors of the Corporation may not be granted options under the Plan. As of December 30, 1995, approximately 2,457 persons were employed by the Corporation and its subsidiaries.

     SHARES SUBJECT TO THE PLAN. The Plan authorizes the grant of options for 1,000,000 shares of Common Stock. As of January 3, 1996, all 1,000,000 shares remained available for grants of options under the Plan.

     Outstanding options under the Plan are subject to adjustment as described below under "Changes in Stock; Recapitalization and Reorganization." If any options granted under the Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall revert to the option pool and shall continue to be available under the Plan. No one employee of the Corporation may be granted options to acquire, in the aggregate, more than 300,000 shares of Common Stock under the Plan. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Corporation, the shares subject to such option shall be included in the determination of the aggregate number of shares of common stock deemed to have been granted to such employee under the Plan.

     OPTION PRICE. The exercise price per share of options granted under the Plan shall be the fair market value of the underlying shares of Common Stock on the date the option is granted.

     OPTION DURATION. The Plan requires that options granted thereunder shall expire on the date specified by the Stock Option Committee, but not later than ten years from the date of grant.

     EXERCISE OF OPTIONS AND PAYMENT FOR STOCK. Each option granted under the Plan shall be exercisable as provided in such option.

     Exercise of an option under the Plan is effected by a written notice to exercise, delivered to the Corporation together with payment for the shares in full, which payment may be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option, or (c) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Corporation of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Corporation, which sale shall be at the participant's direction at the time of exercise, or (d) at the discretion of the Committee, by any combination of (a), (b) and (c) above. Such written notice shall also specify the number of shares as to which the option is being exercised.

     Notwithstanding any other provisions of the Plan, the Corporation has no obligation to deliver any certificate or certificates upon exercise of an option until one of the following conditions is satisfied: (i) the shares with respect to which the option has been exercised are at the time of issue of such shares effectively registered under applicable Federal and state securities acts as now in force or hereafter amended; or (ii) counsel for the Corporation shall have given an opinion that such shares are exempt from registration under Federal and state securities acts as now in force or hereafter amended; and until the Corporation has complied with all applicable laws and regulations including, without limitation, all regulations required by any stock exchange upon which the Corporation's outstanding Common Stock is then listed. Under the Plan, the Corporation shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Corporation is under no obligation to cause a registration statement or post-effective amendment to any registration statement to be prepared at its expense solely for the purpose of covering the issue of shares in respect of which any option may be exercised. It is the present intention of the Corporation to prepare and file a Registration Statement on Form S-8 with respect to the shares issuable under the Plan.

     By allowing payment of the exercise price by delivering shares of the Corporation, the Plan permits the "pyramiding" of shares. Pyramiding occurs when the option holder in a series of successive transactions uses the shares received upon the prior exercise of an option to purchase additional shares under further outstanding options. An employee can thereby substantially increase his equity ownership in the Corporation without a significant capital contribution. For example, assume that an employee has outstanding options to purchase 100 shares of the Corporation's stock at an exercise price of $13 per share and that the stock is currently selling at $26 per share. Pyramiding, in its most extreme form would permit submission of only one share for the receipt of two shares, which would in turn be immediately resubmitted for the receipt of four shares. These successive exchanges could theoretically continue until all available options were exercised. The result, under this example, would be that an optionee would obtain the value of the spread between the stock's option price and its market value of $1,300, without any cash contribution and an investment equivalent only to the value of one share. Under the Plan, however, the potential effect of pyramiding is limited by the requirement that any single exercise of an option must be made in respect to at least 100 shares, unless an employee has vested options with respect to fewer than 100 shares, in which case the employee must exercise his or her option with respect to all the remaining vested shares.

     While pyramiding offers significant advantages to an employee, the use of the stock payment method, including pyramiding, is subject to certain restrictions. Under the Code, both pyramiding and the use of the stock payment method in general will result in unfavorable tax treatment to the optionee where the exchanged shares were acquired pursuant to the exercise of incentive stock options and the applicable period for disqualifying dispositions has not expired. In addition, under accounting principles, a charge against the Corporation's income may be necessary for options exercised by the use of pyramiding.

     The Committee or the Board of Directors may accelerate the exercisability of any outstanding option and may authorize changes to any outstanding option with the consent of the participant (including, without limitation, to extend the term of an option upon termination of employment to a date not later than ten (10) years from the original grant date) when and subject to such conditions as are deemed to be in the best interests of the Corporation and in accordance with the purposes of the Plan.

     EFFECT OF TERMINATION OF EMPLOYMENT OR OF DEATH, DISABILITY OR
RETIREMENT. In the event an employee ceases to be employed by the Corporation for any reason other than death, retirement with the consent of the Corporation or disability, any unvested or unexercised options granted to such employee under the Plan shall terminate and become void at midnight on the thirtieth day after the date of termination, but in no event later than the specified expiration date of the option. Nothing in the Plan shall be deemed to give an optionee the right to be retained in employment by the Corporation or its subsidiaries for any period of time. For purposes of the Plan, a transfer of an employee between the parent Corporation and a subsidiary corporation, or between subsidiary corporations, shall not be deemed a termination of employment.

     In the event an employee ceases to be an employee of the Corporation by reason of his or her disability or death, any option granted under the Plan to such employee shall be immediately and automatically accelerated and all previously unexercised options shall vest and be exercisable (by the optionee's personal representative, heir or legatee in the event of death), during the period ending 180 days after the termination of employment, but in no event later than the specified expiration date of the option.

     If an employee ceases to be an employee of the Corporation by reason of his or her retirement with the consent of the Corporation, any option granted to such employee that had vested as of the date of retirement may be exercised during the period ending ninety days after retirement, but in no event later than the specified expiration date of the option.

     NON-ASSIGNABILITY OF OPTIONS. Any option granted pursuant to the Plan shall not be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of the employee, any option shall be exercisable only by the employee to whom the option is granted.

     CHANGES IN STOCK; RECAPITALIZATION AND REORGANIZATION. (a) In the event that the outstanding shares of the Common Stock of the Corporation are changed into or exchanged for a different number or kind of shares or other securities of the Corporation by reason of any reorganization, recapitalization, reclassification, stock split-up, combination of shares or dividends payable in capital stock, appropriate adjustments shall be made in the number and kind of shares as to which options may be granted under the Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the option holder shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

     (b) If the Corporation is to be consolidated with or acquired by another entity in a merger, tender offer, sale of all or substantially all of the Corporation's assets or otherwise (an "Acquisition"), the Committee, or the board of directors of any entity assuming the obligations of the Corporation under the Plan (the "Successor Board") shall, as to outstanding options, (i) make appropriate provision for the rights of the holders of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) upon written notice to the optionees, provide that all options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the value (determined by reference to the consideration to be paid for outstanding shares in the Acquisition) of the shares subject to such options (to the extent then vested and exercisable) over the exercise price thereof.

     (c) In the event of a recapitalization or reorganization of the Corporation (other than a transaction described in subsections (a) and (b) above) pursuant to which securities of the Corporation or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such option prior to such recapitalization or reorganization. In the event of the proposed dissolution or liquidation of the Corporation, each option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Corporation. No fractional shares shall be issued under the Plan and the optionee shall receive from the Corporation cash in lieu of such fractional shares. Upon the happening of any of the events described above, the class and aggregate number of shares under the Plan that are subject to options which previously have been or subsequently may be granted under this Plan, as well as the 300,000 share limitation for any employee, shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made and its determination shall be conclusive.

     AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN. The Board of Directors may terminate or amend the Plan in any respect at any time, except that without prior approval of the stockholders the maximum number of shares for which options may be granted under the Plan may not be increased except as previously described under "Changes in Stock; Recapitalization and Reorganization." To the extent required by Rule 16b-3, any other amendments to the Plan shall be approved by the stockholders of the Corporation in the manner stated in the paragraph immediately following "Federal Income Tax Consequences" below. No termination or amendment of the Plan may, without the consent of an optionee, affect his or her rights under any option previously granted to him or her under the Plan. No option may be granted under the Plan after December 31, 2005. Any stock purchased under the Plan prior to stockholder approval of the Plan may not be sold, assigned, transferred, pledged or encumbered in any way and will be held in escrow by the Corporation until stockholder approval for such Plan is obtained, and if such approval is not obtained by the earlier of (i) the next annual meeting of stockholders of the Corporation, or (ii) June 30, 1996, the purchase of such stock and any options granted under the Plan will be automatically rescinded and the purchase price returned to purchasing optionees without interest.

FEDERAL INCOME TAX CONSEQUENCES

     The following general rules are applicable under current federal income tax law to options under the Plan:

          1. The optionee generally does not realize any taxable income under the grant of an option, and the Corporation is not allowed a business expense deduction by reason of such grant.

          2. The optionee generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

          3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

          4. The Corporation generally should be entitled to a tax deduction when compensation income is recognized by the optionee.

          5. An optionee may be entitled to exercise an option by delivering shares of the Corporation's Common Stock to the Corporation in payment of the exercise price. If an optionee exercises an option in such fashion, special rules will apply.

     Special rules may apply under certain circumstances if the stock acquired upon exercise of an option is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

     In addition, under sec.162(m) of the Code, if options granted pursuant to the Plan to the Chief Executive Officer or any of the other four most highly compensated executive officers of the Corporation do not qualify as "performance-based" compensation, compensation attributable to such options will, to the extent such compensation exceeds $1,000,000, be included as compensation that will not be deductible. The Plan has been drafted with the intention that options granted pursuant to the Plan will qualify as "performance-based" compensation.

     The Plan is not an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of
Section 401(a) of the Code are not applicable to the Plan.

     Approval of the Plan will require, under its terms, the affirmative vote of stockholders holding at least a majority of the outstanding voting stock of the Corporation voting in person or by proxy at the Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the approval of the Plan.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the fiscal year ending October 26, 1996. Arthur Andersen LLP has served as the Corporation's auditors and outside accountants since 1966. It is expected that a member of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The directors recommend a vote FOR ratification of this selection. The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Corporation must be received at the Corporation's principal executive offices no later than September 28, 1996. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail -- Return Receipt Requested.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Corporation has retained Georgeson & Company Inc., New York, New York, to assist in the solicitation of proxies at a fee estimated not to exceed $7,500.

                                                                      APPENDIX A

                               HADCO CORPORATION

                        NON-QUALIFIED STOCK OPTION PLAN
                               NOVEMBER 29, 1995

     1. PURPOSE. This Non-Qualified Stock Option Plan (hereinafter, the "Plan") is intended to promote the interests of Hadco Corporation (hereinafter, the "Company") by providing an inducement for highly qualified personnel to enter the employ of the Company and an incentive for valued employees to remain with the Company and to use their best efforts to promote the Company's continued success, by means of the offer of an opportunity to acquire or increase their proprietary interest in the Company through the granting of options to purchase the Company's stock pursuant to the terms of this Plan. As used herein, the term "Company" includes any present or future subsidiary and any successor corporation.

     2. RIGHTS TO BE GRANTED. Under this Plan, options may be granted that give an optionee the right for a specified time period to purchase a specified number of shares of common stock, par value $0.05, of the Company. The option price shall be determined in each instance by the Stock Option Committee, in accordance with the terms of this Plan, including, without limitation, under
Section 7 hereof.

     3. AVAILABLE SHARES. The total number of shares of common stock, par value $0.05, of the Company, for which options may be granted shall be One Million (1,000,000) shares, subject to adjustment in accordance with Paragraph 11 of this Plan. Shares subject to the Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. If any options granted under this Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall revert to the option pool and shall continue to be available under the Plan. No one employee of the Company may be granted options to acquire, in the aggregate, more than 300,000 shares of Common Stock under this Plan. If any option granted under this Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such option shall be included in the determination of the aggregate number of shares of common stock deemed to have been granted to such employee under this Plan.

     4. ADMINISTRATION. The Plan shall be administered by the Stock Option Committee (hereinafter, the "Committee"), which shall consist of two or more members appointed by the Board of Directors of the Company; provided, however, that the Plan shall be administered: (i) to the extent required by applicable regulations under Section 162(m) of the Internal Revenue Code of 1986, by two or more "outside directors" (as defined in applicable regulations thereunder) and
(ii) to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor provision ("Rule 16b-3"), by a disinterested administrator or administrators within the meaning of Rule 16b-3. The Board may at any time and from time to time thereafter appoint additional or substitute members of the Committee and may fill vacancies on the Committee, however caused. No person shall be a member of the Committee who is not a Director of the Company.

     In the event no Committee is appointed, the Board shall act as the Committee and all references in this Plan to the Committee shall mean the Board. If a Committee is appointed but under applicable law does not have authority to undertake any duty stated herein, the Board shall act as and for the Committee for the purpose of undertaking that particular duty.

     The Committee shall choose one of its members as Chair and shall hold meetings at such times and places as it deems advisable. A majority of the members of the Committee shall constitute a quorum, and any action may be taken by a majority of those present and voting at any meeting.

     Subject to the provisions of this Plan, the Committee shall have authority in its discretion to determine the employees of the Company to whom options shall be granted, the number of shares to be covered by each option, the time or times at which options shall be granted, the purchase price of the stock covered by each option, the time or times during the term of option (defined in Section
9) at which each such option shall become exercisable, the form of agreement to be used in granting the options, and shall, further have the authority to interpret this Plan, and to prescribe, amend and rescind rules and regulations relating to it. All questions of interpretation and application of this Plan and of any options issued under it shall be determined by the Committee, and such determination shall be final and binding upon all persons.

     No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     5. GRANT OF OPTIONS. The Committee may from time to time grant options to eligible persons pursuant to the provisions of this Plan. Each option so granted shall be evidenced by an Option Agreement, in such form as may be approved by the Committee, which Agreement shall be duly executed and delivered on behalf of the Company and by the optionee to whom such option is granted. The Agreement may contain such terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Committee, including restrictions to be imposed on the shares acquired by a participant upon the exercise of an option granted to him.

     The grant of an option under this Plan shall be effective as of the date of the vote of the Stock Option Committee of the Board of Directors of the Company to issue such an option. The granting of options under this Plan shall be entirely discretionary and nothing in this Plan shall be deemed to give any employee any right to participate in this Plan or to receive options.

     The grant of an option under this Plan confers no right upon the optionee with respect to the continuation of his employment with the Company or a subsidiary of the Company. Nothing contained in this Plan or any option agreement issued hereunder shall be construed as interfering with or restricting the right of the Company or its subsidiary or the optionee to terminate his employment at any time.

     6. ELIGIBILITY AND LIMITATIONS. Options may be granted pursuant to this Plan only to employees of the Company or of any present or future subsidiary corporation; provided, however, that a person shall be considered to be an employee within the meaning of this Plan if the person has executed a written employment agreement with the Company which provides for the start of active employment within one (1) month of the date of grant of an option. In determining the eligibility of an individual to be granted an option, as well as in determining the number of shares to be optioned to any individual, the Committee shall consider the responsibilities of the person being considered, the nature and value to the Company or its subsidiaries of his service and accomplishments, his present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Committee may deem relevant.

     No option may be granted under this Plan after December 31, 2005.

     7. OPTION PRICE. The purchase price of the stock covered by an option granted pursuant to this Plan shall be the fair market value of the underlying shares of Common Stock on the date the option is granted.

     If the Company's common stock is actively traded in the established over-the-counter market, the fair market value of such common stock shall be the mean between the bid and asked prices quoted in such over-the-counter market at the close on the date nearest preceding the date of grant. If such common stock is listed on any national exchange, or traded in the Nasdaq National Market, the mean between the high and low sale prices quoted on such exchange or market on the trading day nearest preceding the date of the granting of the option may be taken as such fair market value. If the stock is not publicly traded, the fair market value shall be determined from time to time by the Board of Directors.

     The full purchase price per share (determined after any appropriate adjustment has been made under the terms of Section 11 of this Plan) shall be paid as provided in Section 8 below.

     8. EXERCISE OF OPTION. Subject to the terms and conditions of this Plan and the Option Agreement, an option granted hereunder shall be exercisable in whole or in part by giving written notice to the Company by mail or in person addressed to Treasurer, Hadco Corporation, 12A Manor Parkway, Salem, New Hampshire 03079, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares, which payment may be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option, or (c) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (d) at the discretion of the Committee, by any combination of (a), (b) and (c) above. There shall be no such exercise at any one time as to fewer than one hundred (100) shares or all of the shares then purchasable by the person or persons exercising the option, if fewer than one hundred (100) shares. A copy of such notice shall be provided to Berlin, Hamilton & Dahmen, 73 Tremont Street, Boston, Massachusetts 02108, or to such other counsel as the Company may hereafter designate, and to the Bank of Boston, Shareholder Services Division, Post Office Box 644, Boston, Massachusetts 02102, or to such other Stock Transfer Agent as the Company may hereafter designate. The Transfer Agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the optionee as the owner of such shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the optionee as soon as practicable after payment of the option price in full. The holder of an option shall not have any rights of a shareholder with respect to the shares covered by the option, except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the option.

     9. TERM AND TRANSFERABILITY OF OPTIONS.

     (a) Each option shall become exercisable as provided in each option granted by the Company to the participant and as provided in each respective Option Agreement, but in no event shall the option be exercisable during a period longer than the period beginning with the date of grant and ending not later than ten (10) years from such date of grant.

     (b) Any option granted pursuant to this Plan shall not be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of the optionee, any option shall be exercisable only by the optionee to whom the option is granted. Any option granted hereunder shall be null and void and without effect upon the bankruptcy of the optionee to whom the option is granted, or upon any attempted assignment or transfer, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon such option.

     10. TERMINATION OF OPTION RIGHTS.

     (a) In the event an optionee ceases to be an employee of the Company for any reason other than death, retirement with the consent of the Company or disability, any unvested or unexercised options granted to such optionee shall terminate and become void at midnight on the thirtieth day after the date of termination, but in no event later than the specified expiration date of the option.

     (b) In the event that an optionee ceases to be an employee of the Company by reason of his or her disability or death, any option granted to such optionee shall be immediately and automatically accelerated and all previously unexercised options (to the extent that they have not previously been forfeited in accordance with the terms of the individual option agreement) shall vest and be exercisable (by the optionee's personal representative, heir or legatee, in the event of death) during the period ending one hundred eighty (180) days after the date of termination of employment, but in no event later than the specified expiration date of the option.

     (c) In the event an optionee ceases to be an employee of the Company by reason of his or her retirement with the consent of the Company, any option granted to such employee which had vested as of the date of retirement may be exercised during the period ending ninety (90) days after the date of retirement, but in no event later than the specified expiration date of the option.

     (d) For purposes of the Plan, a transfer of an employee between the parent Company and a subsidiary company, or between subsidiary companies, shall not be deemed a termination of employment.

     11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     (a) In the event that the outstanding shares of the Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any reorganization, recapitalization, reclassification, stock split-up, combination of shares or dividends payable in capital stock, appropriate adjustments shall be made in the number and kind of shares as to which options may be granted under the Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the option holder shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

     (b) If the Company is to be consolidated with or acquired by another entity in a merger, tender offer, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee, or the board of directors of any entity assuming the obligations of the Company hereunder ("Successor Board"), shall, as to outstanding options, (i) make appropriate provision for the rights of the holders of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) upon written notice to the optionees, provide that all options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the value (determined by reference to the consideration to be paid for outstanding shares in the Acquisition) of the shares subject to such options (to the extent then vested and exercisable) over the exercise price thereof.

     (c) In the event of a recapitalization or reorganization of the Company (other than a transaction described in subsections 11(a) and (b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such option prior to such recapitalization or reorganization. In the event of the proposed dissolution or liquidation of the Company, each option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares. Upon the happening of any of the events described in this Section 11, the class and aggregate number of shares set forth in Section 3 hereof that are subject to options which previously have been or subsequently may be granted under this Plan, as well as the 300,000 figure in Section 3, shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this Section 11 and, subject to Section 2, its determination shall be conclusive.

     12. RESTRICTIONS ON ISSUANCE OF SHARES. Notwithstanding the provisions of
Section 8 of the Plan, the Company shall have no obligation to deliver any certificate or certificates upon exercise of an option until one of the following conditions shall be satisfied:

          (i) The shares with respect to which the option has been exercised are at the time of the issue of such shares effectively registered under applicable Federal and State securities acts as now in force or hereafter amended; or

          (ii) Counsel for the Company shall have given an opinion that such shares are exempt from registration under Federal and State securities acts as now in force or hereafter amended; and until the Company has complied with all applicable laws and regulations, including without limitation all regulations required by any stock exchange upon which the Company's outstanding common stock is then listed.

     The Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to cause a registration statement or a post-effective amendment to any registration statement to be prepared at its expense solely for the purpose of covering the issue of shares in respect of which any option may be exercised.

     Any stock purchased under the Plan prior to shareholder approval of the Plan may not be sold, assigned, transferred, pledged or encumbered in any way and will be held in escrow by the Company until shareholder approval for the Plan is obtained, and if such approval is not obtained by the earlier of (i) the next annual meeting of stockholders of the Company, or (ii) June 30, 1996, the purchase of such stock and any option granted hereunder and this Plan will be automatically rescinded and the purchase price returned to purchasing optionees without interest.

     13. REPRESENTATIONS OF OPTIONEE. The Company may require the optionee to deliver such written warranties and representations upon exercise of the option that the Company deems reasonable or necessary, including without limitation a representation that a purchase of shares under the option is made for investment and not with a view to their distribution (as that term is used in the Securities Act of 1933).

     14. MODIFICATION OF OUTSTANDING OPTIONS. The Committee or the Board of Directors may accelerate the exercisability of any outstanding option and may authorize changes to any outstanding option with the consent of the participant (including, without limitation, to extend the term of an option upon termination of employment to a date not later than ten (10) years from the original grant date) when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of the Plan.

     15. APPROVAL OF STOCKHOLDERS. The Plan shall be subject to approval by the affirmative vote of stockholders holding at least a majority of the voting stock of the Company voting in person or by proxy at or by the earlier of (i) the next annual meeting of stockholders of the Company, or (ii) June 30, 1996, and the Plan shall take effect as of the date of adoption immediately upon such approval.

     16. TERMINATION AND AMENDMENT OF PLAN. The Plan shall expire at the end of the business day on December 31, 2005 (except as to options outstanding on that date). The Board may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, that except as provided in Section 11 the Board may not, without approval of the stockholders of the Company obtained in the manner stated in Section 15 (without regard to clauses (i) and (ii) therein), increase the maximum number of shares for which options may be granted under the Plan. To the extent required by Rule 16b-3, any other amendments to this Plan shall be approved by the stockholders of the Company in the manner stated in Section 15 (without regard to clauses (i) and (ii) therein). Termination or any modification or amendment of the Plan shall not, without consent of a participant, affect his rights under an option previously granted to him.

     17. WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon any exercise of any option or the vesting or transfer of restricted stock or securities acquired on the exercise of an option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includable in gross income. The Committee in its discretion may condition (i) the exercise of an option, or
(iv) the vesting or transferability of restricted stock or securities acquired by exercising an option, on the optionee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the optionee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the optionee's delivery of previously held shares of Common Stock or the withholding of shares from the shares of Common Stock otherwise deliverable upon exercise of an option, with such shares in each case having an aggregate fair market value equal to the amount of such withholding taxes.

PROXY                                                   Hadco Corporation Proxy

                                                        Job - 1: 12/13/95

                                                        4 Proposals

                                                        APPENDIX 1


                              HADCO CORPORATION

         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 28, 1996

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints Horace H. Irvine II and Andrew E. Lietz, and each of them, proxies, with full power of subsitution to vote all shares of the stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hadco Corporation to be held on Wednesday, February 28, 1996 at 10:00 a.m. at 100 Federal Street, Boston, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 17, 1996, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR FIXING THE NUMBER OF DIRECTORS AND THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS, 2, 3 AND 4.


                                                                    -----------
                                                                    SEE REVERSE
                 (continued and to be signed on reverse side)           SIDE
                                                                    -----------

/ X /   VOTES AS IN                                             Hadco Corporation Proxy
        THIS EXAMPLE
(continued from other side)                                     Job-1: 12/13/95

                                                                4 Proposals *


1. to fix the number of Directors at nine and to elect a
Board of Directors for the ensuing year.
                                                                                                           FOR    AGAINST    ABSTAIN
NOMINEES:  Horace H. Irvine II, Patrick Sweeney, Andrew         2.  To ratify the selection of Arthur      / /      / /        / /
E. Lietz, John O. Irvine, J. Stanley Hill, Oliver O. Ward,          Andersen LLP as auditors for the
Lawrence Coolidge, Mikael Salovaara and John F. Smith               fiscal year ending October 26,
        FOR     WITHHELD                                            1996.
        / /       / /                                           3.  To approve an amendment to the         FOR    AGAINST    ABSTAIN
                                                                    Corporation's Restated Articles of     / /      / /        / /
                                                                    Organization to increase the
                                                                    number of authorized shares of
                                                                    Common Stock from 25,000,000
                                                                    shares to 100,000,000 shares.

----------------------------------------------------
For, except vote withheld from the above nominee(s):            4.  To approve the Hadco Corporation       FOR    AGAINST    ABSTAIN
                                                                    Non-Qualified Stock Option Plan of     / /      / /        / /
                                                                    November 29, 1995.
                                                                                                            MARK HERE
                                                                                                           FOR ADDRESS     /  /
                                                                                                            CHANGE AND
                                                                                                           NOTE AT LEFT

If signing as attorney, executor, trustee or guardian,          Signature:  ______________________________ Date: ________________
please give your full title as such.
                                                                Signature:  ______________________________ Date: ________________
